UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K
_________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2017
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Universal Power Industry Corporation
(Exact name of registrant as specified in its charter)
_______________________________

Wyoming	001-553814	47-1109428
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1385 Broadway
Suite 603A
New York, New York 10018
 (Address of Principal Executive Offices) (Zip Code)
(800) 540-2079
 (Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On April 7, 2016, Universal Power Industry Corporation (the "Company") formed XPAL Technology, Inc., a Colorado corporation ("XTI") as a wholly-owned subsidiary.  On April 20, 2016,  XTI entered into an Asset Purchase Agreement (the "Agreement") with Tennrich International Corp. ("Tennrich") to acquire certain assets of XPAL Power Inc. ("XPAL"), a California corporation. Subsequently, on August 12, 2016, the parties amended their agreement to provide that XTI would acquire from Tennrich 9,771,429 shares, equal to 80% of the common stock of XPAL. The purchase price was $6,500,000, payable over time, and payable in cash or shares of the Company. The shares, if issued were to be issued into escrow. However, although the parties indicated that the acquisition had been amended to proceed as a stock acquisition of XPAL. In fact, it proceeded as originally contemplated and titles to the XPAL assets were transferred to XTI by Tennrich. Thereafter in or around August 2016, the Company in form, closed on the transaction by issueing an aggregate of 8,125,000 shares of its common stock, in consideration for the XPAL "assets," directly to Tennrich. In addition to the "assets" that were to be transferred, (specifically: inventory with a purported value of approximately $2.76 million, accounts receivable with a purported value of approximately $2.17 million and open orders with a purported value of approximately $3.16 million). In addition, Tennrich originally stated that XPAL owned 51% of WIMO Labs, LLC ("WIMO") and the Company was to receive 10% of all WIMO revenues in exchange for managing WIMO. In addition, the Company was purportedly granted the right, until April 20, 2018, to acquire Tennrich's 51% stake in WIMO in consideration of payment to Tennrich of $2,000,000 less the dollar amount received by Tennrich from April 20, 2016 up to the date of purchase; or, in the alternative, the Company could pay the option amount in its common stock valued at $1.10 per share.

However, notwithstanding the Company's issuance of 8,125,000 shares of its common stock to Tennrich, the value of the assets that were transferred to the Company had little or no value; and as such, it is the Company's position that the acquisition failed for lack of consideration.  More specifically, all of the inventory that the Company received was either defective or obsolete. Shortly after the purported "closing," customers were returning inventory and it became clear that the receivables were essentially uncollectable because the products that had been sent to XPAL customers were defective or were obsolete. In the case of one shipment that was accepted however, the customer had ordered products made with its label.  The product arrived damaged and was returned.  XTI reshipped the product which was accepted but the customer had incurred such large penalties due to the delay to its buyer that it refused to pay for the product. As such the inventory was depleted without payment but even worse, the receivable was uncollectible.  To make matters worse, XTI still had inventory that it had purchased from Tennrich with the customer's label so without the customer's approval, the product cannot be sold or liquidated without a resulting trademark violation. The remaining inventory is either obsolete or is defective and when sold, are returned by customers.  The Company does not believe that the inventory issues are capable of correction because the problems of overheating appear to be a fundamental design/engineering issue and there is not a viable market for the other inventory.  As for the open orders purchased by XTI, following the purported "closing," the Company learned that Tennrich had been working directly with customers to fill the open orders instead of XTI filling them and realizing the profit. So there was not value in the open orders contrary to the purchase agreement. Finally, as stated, one of the assets purchased by XTI from Tennrich was suppose to be WIMO however following the closing it became evident that Tennrich did not own 51% of WIMO but rather 43% but even then just weeks before the Company entered into the transactions with Tennrich, WIMO had licensed all of its IP Lunatek Labs, LLC on or about March 2, 2016 and the Company has not been able to get any financials from WIMO nor has it received any payments under the management agreement that entitled it to 10% of WIMO revenue.  However, the Company believes that the license agreement may have left WIMO without revenue and despite repeated requests, no information on WIMO has been provided to the Company that would allow it to deliver on its management responsibilities or audit its financials to determine what its revenues are.

Finally, one of the most valuable assets that the Company believed it had purchased was a license agreement among Energizer, Tennrich and XTI.  Under that agreement Tennrich was to manufacture portable power devices and remote wireless power chargers with the Energizer name for distribution and sale by XTI.  Since the purported closing, the Company and XTI have repeatedly sought samples of the Energizer power bank and Magcom products so that it could sell them to various mass retail customers.  None have been provided despite these requests and recently, Tennrich attended a trade show where it was representing those Magcom and Energizer power bank products which should have been represented by XTI but which have effectively been kept from XTI.

As a result of the forgoing issues, while the acquisition of the XPAL business was effected in form and the Company believed that it had been completed, in reality because of the subsequent issues that only became apparent as it began attempting to operate the XPAL business, it is now clear to the Company that it did not close in substance and that at a minimum, the transaction(s) fail for lack of consideration on the part of Tennrich.   As a result, the Company is seeking the return of the shares it issued and is treating the transaction(s) as null and void. While the Company intends to seek an expeditious resolution of this matter and believes that such a resolution is possible without litigation, if necessary it will commence an action to recover the shares it had issued and seek redress for any and all damages that is may have sustained. While the Company believes it would be successful in the litigation it would likely commence against Tennrich, lawsuits by their very nature are unpredictable and there can be no assurances that it would be successful if an action were commenced.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 25, 2017	Universal Power Industry Corporation
	By	/s/ Robert Leng
Name: Robert Leng Title: President